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                                                                      Exhibit 11

                 [OHIO NATIONAL FINANCIAL SERVICES LETTERHEAD]


                                September 3, 1999



Board of Directors
ONE Fund, Inc.
One Financial Way
Montgomery, Ohio  45242

Re:      Registration of ONE Fund, Inc.
         Income and International Portfolio Shares
         Opinion of Counsel

Gentlemen:

In my capacity as legal counsel for ONE Fund, Inc. (the "Fund"), I have supervised the organization and lawful operation of the Fund and the issuance of the Fund's capital shares, including those for the Fund's Income an International Portfolios. In such capacity I have also participated in the preparation of the Fund's Registration Statement on Form N-14 and the filing of such Registration Statement under the Securities Act of 1933 and with respect to the capital shares of the Fund, including those of its Income and International Portfolios.

Based upon such examination of law and such corporation records and other documents as in my judgment are necessary or appropriate, I am of the opinion that all necessary and required corporate proceedings have been taken in connection with the issuance of the shares of the Income and International Portfolios being registered, and all such shares, when sold, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this letter as an exhibit to the Registration Statement for the Fund.

                                   Sincerely,

                                   /s/ Ronald L. Benedict
                                   Secretary and Legal Counsel

RLB/nh